Exhibit 10.1

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

Nicole Sherman

THIS AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT (“Amendment No. 4”) is entered into as of the 15th day of April, 2009 (the “Amendment Effective Date”), and amends that certain EMPLOYMENT AGREEMENT dated as of January 28, 2005, as previously amended by that certain AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT dated as of December 31, 2006, that certain AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT dated as of July 28, 2008, and that certain AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT dated November 20, 2008 (collectively, the “Employment Agreement”), by and between AmericanWest Bank, a Washington state-chartered bank (“Employer”), and Nicole Sherman (“Executive”)

SECTION 1. Employer requested that Executive relocate to Employer’s Utah market area, and accept a new position, title and duties as Executive Vice President/Chief Banking Officer (UT), and Executive agreed to relocate and accept such position, title and duties, pursuant to the terms set forth in that certain AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT between Employer and Executive (“Amendment No. 3”). Employer and Executive desire to modify certain terms related to such relocation, and hereby agree as follows:

(a) In addition to the relocation benefits set forth under Section 1(c) of Amendment No. 3, Executive shall be entitled to receive payment of $7,500 per month for a period of three months commencing in April 2009, for reimbursement of costs associated with maintenance of a residence in Spokane, Washington. The payment shall be made through the Employer’s standard payroll practices on the last payroll run for each month, and subject to all applicable tax withholdings.

SECTION 2. The relocation and change in position, title and duties described in Section 2 of Amendment No. 3 (collectively, the “Change in Employment”) constitute “Good Reason” as such term is defined in Section 16(f) of the Employment Agreement. Employer and Executive agree that (i) Executive may exercise her rights under Section 10(d) of the Employment Agreement, based on the Change in Employment as Good Reason, at any time on or before June 30, 2009, and (ii) the Change in Employment shall not be grounds for Executive’s resignation for Good Reason after June 30, 2009.

If Executive exercises her right to resign with Good Reason, based on the Change in Employment, Executive shall refund to Employer all amounts paid or reimbursed by Employer under Section 1(a) above and Section 1 (c) of Amendment No. 3. (collectively, the “Reimbursement Amount”).

Executive shall refund to Employer the percentage of the Reimbursement Amount set forth in the following table in the event Executive resigns without Good Reason at any time after June 30, 2009 but on or before December 31, 2009:

After June 30, 2009 and on or before September 30, 2009	75%
After September 30, 2009 and on or before December 31, 2009	25%

Employer may offset the amount to be refunded by Executive, if any, against the amount, if any, that would otherwise be owed to Executive under Section 11(c) of the Employment Agreement.

SECTION 3. Except as amended and modified by this Amendment No. 4, the Employment Agreement, as hereby amended and supplemented, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 as of the date first set forth above.

EXECUTIVE:	AMERICANWEST BANK

/s/ NICOLE SHERMAN	By:	/s/ Jay B. Simmons
NICOLE SHERMAN		Jay B. Simmons, Executive Vice President